November 2nd, 2005

Patriot Power Corp.
502 East John Street
Carson City, N.V. 89706

Re:   Letter of Agreement and Joint Venture Agreement between Rodinia Minerals Inc("Rodinia") and Patriot Power Corp.(Patriot) concerning the acquisition of an interest in 209 unpatented lode claims and the operation of a Joint Venture in those 209 claims and 21 claims acquirable under option by Patriot.

Whereas:

Patriot is the holder of an option to acquire a 100% interest in 21 unpatented lode mining claims located in Gila County, Arizona U.S.A (the "Lake Property") granted by a Letter Agreement dated November 2, 2005 between Patriot and Maggie-May Minerals, Inc. (the" Lake Option") a copy of which is attached hereto as Schedule "A";

Rodinia is the beneficial holder of 209 unpatented lode mining claims (the "209 Property") which essentially surrounds the Lake Property, particulars of which are attached as Schedule

This letter sets forth the principal terms and conditions upon which Patriot will acquire an option to earn a sixty percent (60%) interest in the 209 Property by the due exercise by Patriot of the Lake Option , and thereafter Rodinia and Patriot will participate as a joint venture, for the purpose of further exploration and other related work on the Lake Property and the 209 Property in each of which properties Rodinia will have a 40% interest and Patriot will have a 60% interest.

This letter when signed constitutes a binding agreement between Patriot and Rodinia provided always that either party may require a more formal agreement embodying the terms hereof and any other terms as may be mutually agreed upon.

1. Patriot represents and warrants to Rodinia that it is the sole and beneficial holder of the Lake Option.and that the terms of the Lake Option are as described in Schedule "B" to this Letter Agreement and that there has been no amendment to such terms. Patriot further represents and warrants to Rodinia that the Lake Option is valid and subsisting and that it has done no act whereby the Lake Option has in any manner become impaired or encumbered, and that to the best of Patriot's knowledge there are no adverse claims or challenges to Patriot's interest in the Lake Property or the Lake Option has not assigned, or promised to assign the Lake Property or the Lake Option or any rights which derive therefrom and has not acquired, with respect to third parties, any obligation whatsoever which would prevent Patriot from entering into this Letter Agreement.

2.  Rodinia represents and warrants to Patriot that it is the sole beneficial holder of the 209 Claims and that each of the claims comprising the 209 Claims is valid and subsisting and that it has done not act or failed to do any act whereby the 209 Claims have become impaired or encumbered and has not assigned, or promised to assign the 209 Claims and has not acquired, with respect to third parties, any obligation whatsoever which would prevent Rodinia from entering into this Letter Agreement.

3.  During the term of the Lake Option Rodinia hereby grants to Patriot the sole and exclusive right and option to acquire a 60% undivided interest in the 209 Claims (the "209 Option") which option shall be exerciseable by the exercise by Patriot of the Lake Option. In the event the Lake Option lapses through non-exercise or is terminated, the option hereby granted to acquire and interest in the 209 Claims shall automatically terminate concurrently and by reason of such lapse or termination .

4.  Upon the exercise of the Lake Option Patriot shall assign to Rodinia a 40% interest in the Lake Property and shall thereby be deemed to have earned an undivided 60% interest in the 209 Claims and thereafter all operations conducted on the property consisting of an aggregate of the 209 Claims and the Lake Claims shall be on a joint venture basis in which Patriot shall have a 60% interest and Rodinia shall have a 40 % interest. in accordance with such joint venture terms as they may agree upon or, in the absence of such an agreement being made, on such terms as may be set by an arbitrator appointed pursuant to the terms of this Letter Agreement.

5      Except as otherwise provided in this Agreement, until the 209 Claim Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right and obligation to:

(a)  enter in, under or upon the 209 Claims and conduct exploration programs thereon and to do sufficient work or make payment in lieu thereof, if permitted by Nevada mining laws in an amount sufficient to maintain the 209 Claims in good standing during the term of 209 Option and keep and maintain records in respect of such programs as are reasonable and customary in the U.S. mining industry ; ;

(b)  exclusive and quiet possession of the 209 Claims;

(c)  pay or cause to be paid all workers and wage earners employed by it or its contractors on the 209 Claims and all suppliers for materials purchased in connection therewith;

(d)  carry out all work on the 209 Claims in a good and workmanlike manner, in accordance with sound mining and engineering practices and in accordance with all applicable laws;

(e)  acquire and maintain in good standing any and all regulatory approvals in connection with work programs carried out on the 209 Claims by, on behalf of, or under the direction of Patriot

(f)       Upon the termination or expiry of the Option, other than as a result of Patriot exercising the Option and the establishment of the Joint Venture Patriot will::

(a)  deliver to Rodonia copies of all information and data relating to the work programs carried out on the 209 Claims by, on behalf of, or under the direction of Patriot ;

(b)  cause confirmation of such abandonment or termination to be registered on the official government records of the 209 Claims where any notice of an interest of Patriot has been entered; and

(c)  perform or undertake to perform all such reclamation, rehabilitation, restoration and abandonment work in respect of the 209 Claims as is necessary to ensure that the property is, upon its return to the care and control of Rodinia in compliance with applicable laws (including, without limitation, applicable mining and environmental laws and regulations).

6.  Information concerning this letter agreement or any matters arising from or in connection therewith shall be treated as confidential by the parties and shall not be disclosed by any party to any other person (other than an affiliate or any legal, accounting, financial or other professional advisor of the disclosing party or its affiliate) except as permitted hereby without the prior written consent of the other parties, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of all applicable laws or stock exchange requirements or for accomplishment of the purposes of this letter agreement. A copy of all information disclosed by a party (whether or not requiring permission pursuant to this section) shall be given forthwith to the other parties.

7.  Nothing in this letter agreement shall restrict in any way the freedom of either of the parties, except with respect to its respective interest in the 209 Claims or the Lake Property, to conduct as it sees fit any business or activity whatsoever, whether in competition with the Joint Venture or otherwise, including the exploration for, or the development, mining, production or marketing of any mineral, without any accountability to the other party.

8.     Nothing in this letter agreement shall be deemed to constitute either party, in its capacity as a party to the Joint Venture, the partner, agent or legal representative of any other party to the Joint Venture or to create any fiduciary relationship between them, for any purpose whatsoever.

9.  If the Option Agreement is terminated prior to formation of the Joint Venture: Patriot shall have one (1) year to remove all of its equipment from the 209 Claims and shall do so if requested by Rodinia.

10.  Rodinia will have access to the Lake Property and the 209 Claims (in the aggregate referred to as the "Property") at all reasonable times, at its own risk, provided it has given reasonable advance notice of any proposed access to Patriot.. Rodonia shall in exercising such access comply with Patriot's standard safety procedures. Rodonia will also have access to the dri11 core, and once prepared and reviewed by Patriot, assay results in respect of the Property.

11.  Each party may sell, transfer, assign and convey this letter agreement, benefits and privileges thereunder, to an affiliate of such party, provided such party delivers to the other party notice of such assignment and provided that before such affiliate ceases to be an affiliate of such party, the interest assigned must be assigned back to such party.

12.  Except as provided in section 11, neither party shall sell, assign, transfer or otherwise dispose of any part of its interest in the either property, except with the consent in writing of the other party first had and obtained.

13.  Any dispute, controversy or claim arising out of or relating to this letter agreement, or the breach, termination or invalidity of same shall be settled by arbitration in accordance with the Arbitration Rules of Arbitration Centre of British Columbia in effect on the date of signing of this agreement. The place of arbitration shall be Vancouver, Canada .

14.  For purposes of this letter agreement:the term "affiliate" shall mean, as to any party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under common control with that party, and for the purposes of this definition "control" means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

15.  No party shall be liable to any other party hereto and no party shall be deemed in default hereunder for any failure to perform or delay in performing any of its covenants and agreements caused by or arising out of any event (a "force majeure event") beyond the reasonable control of such party, excluding lack of funds but including, without limitation, lack of rights or permission by indigenous peoples groups to enter upon the Property to conduct exploration, development and mining operations thereon, or war conditions, actual or potential, earthquake, fire, storm, flood, explosion, strike, labour trouble, accident, riot, unavoidable casualty, act of restraint, present or future, of any lawful authority, act of God, protest or demonstrations by environmental lobbyists or indigenous peoples groups, act of the public enemy, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market or unavailability of equipment. No right of a party shall be affected for failure or delay of a party to perform any of its covenants and agreements hereunder if the failure or delay is caused by one of the events referred to above. All times provided for in this letter agreement shall be extended for the period commensurate with the period of delay and, so far as possible, the party affected shall take all reasonable steps to remedy the cause of the delay attributable to the events referred to above; provided, however, that nothing contained in this section shall require any party to settle any labour dispute, protest or demonstration, or to question or test the validity of any governmental order, regulation, or law or claim of right by indigenous peoples groups. The party affected shall give notice to the other party of the commencement and termination of each period of force majeure.

16.  This letter agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

17.  Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give further assurances as sha11 be necessary or appropriate in connection with the performance of this letter agreement.

Accepted and agreed to this, 2nd day of Nov, 2005.

RODINIA MINERALS IC.

Per:

Authorized Signatory

PATRIOT POWER CORP

Per:

Authorized Signatory

LOAN AGREEMENT

THIS LOAN AGREEMENT is made as of the 23`d day of November, 2005.

BETWEEN:
RODINIA MINERALS INC., a body corporate, having an office located at Suite 600, 595 Howe Street, in the City of Vancouver, in the Province of British Columbia, V6C 2T5

   (the "Lender")

OF THE FIRST PART AND:

PATRIOT POWER CORP., a body corporate, having an office located at 502 East John Street, Carson City, Nevada, 89706

(the "Borrower")

OF THE SECOND PART

WHEREAS the Borrower is party to the Letter Agreement dated November 2, 2005 with Maggie-May Minerals, Inc. ("Maggie-May") attached hereto as Exhibit I (the "Letter Agreement") pursuant to the terms of which the Borrower can exercise the Option (as that term is defined in the Letter Agreement) by, inter alia, making the payments, issuing the securities and incurring the exploration expenditures at the times and in the amounts provided for in the Letter Agreement;

AND WHEREAS, by agreement between the Lender and the Borrower, the Borrower has granted to the Lender the right and option to acquire up to a 40% interest in the Claims (as that term is defined in the Letter Agreement), subject to various royalties, exercisable after the Option is exercised (the "Lender's Right");

AND WHEREAS the Letter Agreement provides that, except for the Lender's Right, the Borrower's interest in the Letter Agreement, the Option Agreement (as that term is defined in the Letter Agreement) and the Claims is not assignable, in whole or in part, without the prior written consent of Maggie-May;

AND WHEREAS there are now payments totalling US$390,000 due under the Letter Agreement to maintain the Option (the "Payments");

AND WHEREAS the Borrower has advised the Lender that the Borrower does not, at the present time, have sufficient funds to make the Payments but anticipates receiving up to US$2,000,000 by way of a financing to be carried out by it within 30 days of the date hereof;

AND WHEREAS the Lender is concerned that the Borrower's failure to make the Payments will impair the Option and, therefore, the Lender's Right and, to protect the Lender's Right, the Lender is prepared to Iend the Borrower US$390,000 upon the terms and subject to the conditions hereinafter set forth to enable the Borrower to make the Payments;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

DEFINITIONS

L.1 Where used in this Agreement, in addition to any words and phrases defined in the Recitals to this Agreement, the following words and phrases shall have the following meanings:

(a)	"Agreement" means this Agreement and the Schedules hereto, as at any time amended or modified and in effect;

(b)
"Assignment" means the assignment of the Borrower's interest in the Letter Agreement, the Option Agreement and the Claims to be executed by the Borrower and delivered to the Lender pursuant to paragraph 3.2, which shall be substantially in the form set forth in Schedule "B" hereto;

(c)	"Due Date" means the earlier of i) the date upon which the Borrower receives the proceeds of a Financing and (ii) the last day of the Term;

(d)	"Event of Default" means any event specified in paragraph 7;

(e)	"Interest" means US$19,000;

(f)	"Financing" means any financing carried out by the Borrower after the date of this Agreement;

(g)	"Lender's Security" means the Note and the Assignment;

(h)	"Loan" means the loan established pursuant to paragraph 3.1;

(i)
"Note" means the demand promissory note to be executed by the Borrower and delivered to the Lender pursuant to paragraph 3.2, which shall be substantially in the form set forth in Schedule "A" hereto; and

(j)	"Term" means the period commencing on the date of advancement of thean and ending on December 23, 2005.

ARTICLE 2

INTERPRETATION

2.1     Governing Law

This Agreement shall in all respects be construed in accordance with and governed by the laws of the Province of British Columbia.

2.2     Severability

If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

23     Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

2.4   Headings and MarQinat References

The division of this Agreement into articles, paragraphs, sub-paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.5   Currency

All statements of, or references to, dollar amounts in this Agreement mean lawful currency of the United States of America, unless indicated otherwise.

ARTICLE 3
THE LOAN

3.1   Establishment of the Loan

The Lender agrees, on the terms and subject to the conditions set forth in this Agreement, to advance by way of loan to the Borrower the principal amount of US$390,000.

3.2   Delivery of Lender's Security

The Note and the Assignment shall be delivered to the Lender at the time the Lender advances the principal amount of the Loan to the Borrower.

3.3   Interest

The Borrower shall pay the Interest to the Lender.

3.4   Repayment of the Loan

The Borrower shall repay the principal amount of the Loan, and shall pay the Interest, on demand; provided however that, unless there is an Event of Default, the Lender will not make demand for the immediate repayment of the principal amount of the Loan outstanding and payment of the Interest, including, without limitation, a demand under the Note, until the Due Date.

3.5     Upon repayment by the Borrower prior to an Event of Default of the principal amount of the Loan outstanding and payment of the Interest, together with all other costs, charges and expenses payable by the Borrower hereunder, the Lender shall re-deliver the Note and the Assignment to the Borrower.

ARTICLE 4

COMPENSATION FOR THE LOAN

4.1    Costs, Charges and Expenses

The Borrower shall assume and pay all costs, charges and expenses which may be incurred by the Lender in respect of this Agreement or the Lender's Security or which may be incurred by the Lender in respect of any proceedings taken or things done by the Lender or on its behalf in connection therewith to collect, protect, realize or enforce the Lender's Security.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties

The Borrower represents and warrants to the Lender as hereinafter set forth:

(a)	the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)
the Borrower has all requisite corporate power and authority to enter into this Agreement and to grant the Lender's Security and to carry out the obligations contemplated herein and in the Lender's Security;

(c)	this Agreement and the Lender's Security have been duly and validly authorized, executed and delivered by the Borrower and are valid obligations of it; and

(d)	no Event of Default and no event which, with the giving of notice or lapse of time would become an Event of Default, has occurred or is continuing.

5.2    Survival of Representations and Warranties

All representations and warranties made herein shall survive the delivery of this Agreement to the Lender and no investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever its rights to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower under or pursuant to this Agreement shall constitute representations and warranties made by the Borrower hereunder.

ARTICLE 6
COVENANTS OF THE BORROWER

6.1The Borrower covenants and agrees with the Lender that at all times during the currency of this Agreement it will:

(a)	pay the principal amount of the Loan outstanding, interest and all other monies required to be paid to the Lender pursuant to this Agreement in the manner set forth herein;

(b)	duly observe and perform each and every of its covenants and agreements set forth in this Agreement and the Lender's Security;

(b)	provide the Lender with immediate notice of any Event of Default;

(d)	obtain, within 5 business days of the date hereof, Maggie-May's consent, in writing, to the Assignment; and

(e)	do all things necessary to obtain and maintain the Lender's Security in good standing and make payment of all fees and charges in respect thereto.

ARTICLE 7
EVENT OF DEFAULT

7.1     Definition of Event of Default

The principal balance of the an outstanding, the Interest, costs and any other money owing to the Lender under this Agreement shall immediately become due and payable upon demand by the Lender, unless otherwise waived in writing by the Lender, in any of the following events:

(d)	if the Borrower shall default in any payment when the same is due under this Agreement;

(d)	if the Borrower commits any default under any of the Lender's Security;

(c)
if the Borrower shall become insolvent or shall make a general assignment for the benefit of its creditors, or if an order be made or an effective resolution be passed for the winding-up, merger or amalgamation of the Borrower or if the Bor[r]ower shall be declared bankrupt or if a custodian or receiver be appointed for the Borrower under any bankruptcy legislation, or if a compromise or arrangement is proposed by the Borrower to its creditors or any class of its creditors, or if a receiver or other officer with like powers shall be appointed for the Borrower;

(d)	if the Borrower defaults in observing or performing any other covenant or agreement of this Agreement on its part to be observed or performed.

ARTICLE 8
GENERAL

8.1    Waiver or Modification

No failure or delay on the part of the Lender in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of any condition of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing signed by the Lender. No notice to or demand on the Borrower shall in any case entitle the Borrower to any other or further notice or demand in similar or other circumstances unless specifically provided for in this Agreement. Time shall be of the essence hereof.

8.2     Further Assurances

The parties hereto will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement.

8.3     Assignment

The Borrower shall not assign this Agreement or its interest herein or any part hereof except with the prior written consent of the Lender. This Agreement and any interest herein shall be freely assignable by the Lender.

8.4     Notices

Any notice, demand or other document required or permitted to be given under the provisions of this Agreement shall be in writing and may be given by delivering same or mailing same by registered mail or sending same by telecopier or other similar form of communication addressed as set forth herein. Any notice, demand or document shall, if delivered, be deemed to have been given or made at the time of delivery; if mailed by registered mail and properly addressed be deemed to have been given or made on the third day following the day on which it was so mailed, provided that if at the time of mailing or between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by Canada Post occurs, then such notice shall only be effective if actually delivered; and if sent by telecopier or other similar form of communication, be deemed to have been given or made on the day following the day an which it was sent. Any party may give written notice of change of address in the same manner, in which event such notice shall thereafter be given to it as above provided at such changed address.

8.5     Amendments

Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF the Lender and the Borrower have executed this Agreement under their corporate seals and the hands of their proper officers in that behalf as of the day and year first above written.

THE COMMON SEAL of RODINIA	)
MINERALS INC. was hereunto	)
affixed in the presense of:	)
	)	c/s
)
)

THE COMMON SEAL of PATRIOT	)
POWER CORP. was hereunto	)
affixed in the presense of:	)
	)	c/s
)
)

SCHEDULE "A"
PROMISSORY NOTE

BORROWER: PATRIOT POWER CORP.

LENDER:     RODINIA MINERALS INC.,
            Suite 600, 595 Howe Street,
            Vancouver, B.C. V6C 2T5

AMOUNT:    US$390,000

DATE:       November 23, 2005

    FOR VALUE RECEIVED, the Borrower promises to pay, on demand, to the Lender at the address set out above, or at such other address as the Lender may direct the Borrower in writing, the principal amount of Three Hundred and Ninety Thousand United States Dollars (US$390,000) (hereinafter the "principal sum"), together with interest in the amount of Nineteen Thousand United States Dollars (US$19,000) (hereinafter the "interest"), all in lawful money of the United States of America.

    The Borrower shall have the right, upon 24 hours' prior notice to the Lender, to prepay in whole or in part at any time, from time to time, the amounts due hereunder without bonus or penalty.

    The Borrower shall keep, at its head office, a register of the holder of this promissory note setting forth the name, address and description of the Lender. The Lender will be treated as the owner and holder hereof for all purposes, and the payment to, and receipt of, the Lender, as the case may be, of any of the principal sum or interest payable hereunder shall be a good and sufficient discharge to the Borrower for the same.

    The Borrower hereby waives demand, notice of dishonour and presentment for payment, protest, and notice of protest of this promissory note,

SIGNED, SEALED AND DELIVERED this 23rd day of November, 2005 by:

PATRIOT POWER CORP.

By:	/s/
Name:
Title:

By:	/s/
Name:
Title

SCHEDULE "B"

Assignment dated November 23, 2005 between:

PATRIOT POWER CORP., a body corporate, having an office located at 502 East John Street, Carson City, Nevada, 89706

(the "Assignor")

                                                                                        OF THE FIRST PART

 AND:

RODINIA MINERALS INC., a body corporate, having an office located at Suite 600, 595 Howe Street, in the City of Vancouver, in the Province of British Columbia, V6C 2T5

(the "Assignee")

                                                          OF THE SECOND PART

For valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged by each of the Assignor and the Assignee, the Assignor hereby sells, transfers, assigns, conveys and quit claims to and in favour of the Assignee all of the Assignor's right, title and interest in and to that certain Letter Agreement dated November 2, 2005 between Assignor, as "Optionee", and Maggie-May Minerals, Inc., as "Optionor", a true copy of which is attached hereto as Schedule "A" (the "Letter Agreement"), and the Assignee hereby accepts the same and agrees to be bound by the terms of the Letter Agreement, as "Optionee" thereunder; PROVIDED HOWEVER THAT, as long as there is no "Event of Default" prior to repayment by the Assignor of the "Loan" (as those words and phrases in quotation marks are defined in that certain Loan Agreement dated November 23, 2005 between the Assignor and the Assignee and to which this Assignment is attached as a Schedule), the Assignee shall re-deliver this Assignment to the Assignor when the principal amount of the Loan outstanding, interest, costs, charges and expenses are repaid or paid by the Assignor under the said Loan Agreement, whereupon this Assignment shall be considered null and void ab initia.

THE COMMON SEAL of RODINIA	)
MINERALS INC. was hereunto	)
affixed in the presense of:	)
	)	c/s
)
)

THE COMMON SEAL of PATRIOT	)
POWER CORP. was hereunto	)
affixed in the presense of:	)
	)	c/s
)
)

                                                                                Consented to this______ day of _______2005

                                                                                MAGGIE MAY MINERALS, INC.

                                                                                Per: ________________________________
                                                                                Authorized Signatory